LUXFER RELEASES 2024 SUSTAINABILITY REPORT MILWAUKEE, WI, December 20, 2024 -- Business Wire -- Luxfer Holdings PLC (NYSE: LXFR) (“Luxfer” or the “Company”), today released its 2024 Sustainability Report, highlighting the Company’s continued progress toward its environmental, social, and governance (ESG) objectives. Key Highlights of the 2024 Report: • 48% Reduction in Scope 1 & 2 Emissions: Luxfer achieved a 48% reduction in emissions compared to its 2019 baseline, surpassing its target two years ahead of schedule. • Waste-to-Landfill Achievements: The Company successfully reached its 34% reduction goal for waste-to- landfill, meeting this milestone ahead of the 2025 target date. • Freshwater Conservation Progress: Implementation of water-saving initiatives positions Luxfer to meet its 10% freshwater reduction target by the end of 2025. • Material Efficiency: Luxfer continues its focus on improving material net yield through process optimization, Lean manufacturing, and technology upgrades. “Our sustainability efforts reflect Luxfer’s unwavering commitment to creating a cleaner, safer, and more energy- efficient world,” said Andy Butcher, CEO of Luxfer Holdings PLC. “Thanks to the dedication of our global team, we’ve made significant strides in reducing our environmental footprint and fostering a culture of continuous improvement. We’re pleased to share our accomplishments and recognize our employees for their community service in this report.” Luxfer’s 2024 Sustainability Report also outlines the Company’s long-term strategies to embed sustainability into its operations, with an emphasis on innovation, operational excellence, and stakeholder engagement. Moving forward, Luxfer is evaluating progress and preparing to set new 2030 targets, building on its existing achievements. To learn more and access the full 2024 Sustainability Report, visit luxfer.com/sustainability. About Luxfer Holdings PLC Luxfer (NYSE: LXFR) is a global industrial company innovating niche applications in materials engineering. Using its broad array of proprietary technologies, Luxfer focuses on value creation, customer satisfaction, and demanding applications where technical know-how and manufacturing expertise combine to deliver a superior product. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, clean energy, healthcare, transportation, and general industrial applications. For more information, please visit www.luxfer.com.

Contact Information: Kevin Cornelius Grant Vice President of Investor Relations and Business Development Kevin.Grant@luxfer.com